UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

SmartHeat Inc., a Nevada corporation (the “Company”), held its annual meeting of stockholders on October 16, 2015 at 2:00 p.m. local China time. There were 3,558,435 shares present in person or by proxy representing 52.4% of the 6,783,399 issued and outstanding common stock of the Company as of the record date constituting a quorum. The meeting was called to order and the following actions were presented by management and discussed with the stockholders present:

1.
The recommendation by the Board of Directors of the Company (the “Board”) to nominate Oliver Bialowons, Kenneth Scipta, Weiguo Wang Xin Li and Qingtai Kong to serve as directors of the Company until such time as their resignation, death or removal,

2.	The approval by the Board of the appointment of MJF & Associates as the independent registered public accounting firm of the Company,
3.	The approval by the Board of the Heat Restructuring Agreement, effective as of August 31, 2015, by and between the Company and Nimbus Restructuring Manager, LLC, and
4.	The approval by the Board of the appointment of the following officers of the Company: Oliver Bialowons as President, Yingkai Wang, Acting Chief Accountant, and Huajuan Ai, Secretary.

No vote was held to approve or disapprove of the preceding matters.

Mr. Bialowons reviewed the restructuring efforts undertaken by the Board and summarized the business and financial impact of the restructuring and resultant the sale of the PHE segment of the Company. Mr. Bialowons noted that the Annual Report of the Company on Form 10-K and the Quarterly Report of the Company on Form 10-Q for the first quarter had been filed with the Securities and Exchange Commission and expected that the Quarterly Reports for the second and third quarters would be filed prior to the end of the year. He noted that the sale of the PHE segment required additional time and effort by the financial staff to prepare the financial statements.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	October 16, 2015	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President